Exhibit 21.1

Blockbuster Inc. Subsidiaries

Ardnasillagh Ltd.

Blockbuster Argentina, S.A.

Blockbuster Canada Co.

Blockbuster Canada Inc.

Blockbuster de Mexico, SA de CV

Blockbuster Digital Inc.

Blockbuster Distribution, Inc.

Blockbuster Entertainment Limited

Blockbuster Entertainment (Ireland) Limited

Blockbuster Global Services Inc.

Blockbuster Holdings Ireland

Blockbuster International Spain Inc.

Blockbuster Investments LLC

Blockbuster Italia, S.p.A.

Blockbuster NZ Limited

Blockbuster Procurement LP

Blockbuster UK Limited

Blockbuster Uruguay Ltda.

Blockbuster Video Danmark A/S

Blockbuster Video Espana S.L.

Blockbuster Video Italy, Inc.

Cityvision Limited

Direcorp, S.A. de D.V.

EntretenT a Domicilo, S. de R.L.

Movielink, LLC

Sercorp, S.A. de C.V.

Trading Zone Inc.

Xtra-Vision Limited